Press Release For immediate release
Invesco Ltd. Announces January 31, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, February 12, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $972.6 billion, an increase of 3.7% month over month. The increase was driven by favorable market returns, foreign exchange, higher money market AUM, net long-term inflows, and inflows into non-management fee earning AUM. FX increased AUM by $8.8 billion. Preliminary average total AUM for the quarter through January 31 were $961.0 billion, and preliminary average active AUM for the quarter through January 31 were $755.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2018(a)	$972.6	$453.3	$227.7	$60.3	$83.0(b)	$148.3
December 31, 2017	$937.6	$431.2	$225.8	$57.7	$78.7	$144.2
November 30, 2017	$937.6	$429.8	$225.6	$56.8	$82.6	$142.8
October 31, 2017	$928.4	$423.4	$225.3	$55.2	$84.0	$140.5
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2018(a)	$763.1	$315.3	$170.5	$60.3	$83.0(b)	$134.0
December 31, 2017	$738.6	$302.8	$168.5	$57.7	$78.7	$130.9
November 30, 2017	$737.2	$300.9	$167.8	$56.8	$82.6	$129.1
October 31, 2017	$731.9	$297.6	$167.8	$55.2	$84.0	$127.3
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2018(a)	$209.5	$138.0	$57.2	$—	$—(b)	$14.3
December 31, 2017	$199.0	$128.4	$57.3	$—	$—	$13.3
November 30, 2017	$200.4	$128.9	$57.8	$—	$—	$13.7
October 31, 2017	$196.5	$125.8	$57.5	$—	$—	$13.2

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $78.2 billion in institutional money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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